Exhibit 4.14
THIS EQUIPMENT NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. ACCORDINGLY, THIS EQUIPMENT NOTE MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE OR OTHER LAWS OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE. IN ADDITION, THIS EQUIPMENT NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE PARTICIPATION AGREEMENT REFERRED TO HEREIN.
DELTA AIR LINES, INC.
SERIES 2010-2B-01
EQUIPMENT NOTE DUE NOVEMBER 23, 2015
ISSUED IN CONNECTION WITH THE BOEING MODEL 737-732 (GENERIC
MODEL BOEING 737-700) AIRCRAFT BEARING UNITED STATES
REGISTRATION NUMBER N308DE

No. 1	Date: February 14, 2011

INTEREST RATE	MATURITY DATE

6.75%	November 23, 2015
     DELTA AIR LINES, INC. (together with its successors and permitted assigns, “Company”) hereby promises to pay to U.S. BANK TRUST NATIONAL ASSOCIATION, as Subordination Agent under the Intercreditor Agreement, or the registered assignee thereof, the principal amount of FIVE MILLION SIX HUNDRED AND EIGHTY-SIX THOUSAND Dollars ($5,686,000) on November 23, 2015 and to pay interest in arrears on each Payment Date at the Debt Rate on the principal amount remaining unpaid from time to time (calculated on the basis of a year of 360 days comprised of twelve 30-day months) from the date hereof, or from the most recent date to which interest hereon has been paid or duly provided for, until paid in full. Notwithstanding anything to the contrary contained herein, if any date on which a payment under this Equipment Note becomes due and payable is not a Business Day, then such payment shall not be made on such scheduled date but shall be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date, and if payment is made on such next succeeding Business Day, no interest shall accrue on the amount of such payment from and after such scheduled date.
     For purposes hereof, the term “Indenture” means the Indenture and Security Agreement (N308DE), dated as of December 21, 2010, between Company and U.S. Bank Trust National Association, as Loan Trustee (“Loan Trustee”), as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms. All capitalized terms used in this Equipment Note and not defined herein, unless the context otherwise requires, shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in the Indenture.
     This Equipment Note shall bear interest, payable on demand, at the Past Due Rate (and not the Debt Rate) (calculated on the basis of a year of 360 days comprised of twelve 30-day months) on any principal amount and (to the extent permitted by applicable law) Make-Whole Amount, if any, interest, and any other amounts payable hereunder not paid when due for any period during which the same is overdue, in each case for the period the same is overdue. Amounts shall be overdue if not paid in the manner provided herein or in the Indenture when due (whether at stated maturity, by acceleration or otherwise).
     There shall be maintained an Equipment Note Register for the purpose of registering transfers and exchanges of Equipment Notes at the Corporate Trust Office of Loan Trustee, or at the office of any successor trustee, in the manner provided in Section 2.07 of the Indenture.
     The principal amount and interest and other amounts due hereunder shall be payable in Dollars in immediately available funds at the Corporate Trust Office of Loan Trustee, or as otherwise provided in the Indenture. Company shall not have any responsibility for the distribution of any such payment to Noteholder of this Equipment Note. Each such payment shall be made on the date such payment is due and without any presentment or surrender of this Equipment Note, except that in the case of any final payment with respect to this Equipment Note, the Equipment Note shall be surrendered to Loan Trustee for cancellation.
     The holder hereof, by its acceptance of this Equipment Note, agrees that, except as provided in the Indenture, including the subordination provisions referred to below, each payment of an installment of principal amount, Make-Whole Amount, if any, and interest received by it hereunder shall be applied: first, to the payment of accrued interest on this Equipment Note (as well as any interest on (i) any overdue principal amount, and (ii) to the extent permitted by law, any overdue Make-Whole Amount, if any, any overdue interest and any other overdue amounts hereunder) to the date of such payment; second, to the payment of Make-Whole Amount, if any, with respect to this Equipment Note; third, to the payment of the principal amount of this Equipment Note (or portion thereof) then due hereunder, if any; and fourth, the balance, if any, remaining thereafter to the payment of installments of the principal amount of this Equipment Note (or portion thereof) remaining unpaid in the inverse order of their maturity.
     This Equipment Note is one of the Equipment Notes referred to in the Indenture which have been or are to be issued by Company pursuant to the terms of the Indenture. The Collateral is held by Loan Trustee as security, in part, for the Equipment Notes. The provisions of this Equipment Note are subject to the Indenture, the Related Indentures, the Participation Agreement, the other Operative Documents and the Pass Through Documents. Reference is hereby made to the Indenture, the Related Indentures, the Participation Agreement, the other Operative Documents and the Pass Through Documents for a complete statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Equipment Note (including as a “Related Equipment Note” under each Related Indenture) and the rights and obligations of the holders of, and the nature and extent of the security for, any other Equipment Notes executed and delivered under the Indenture, to all of which terms and conditions in the Indenture, the Related Indentures, the Participation Agreement, the other Operative Documents and the Pass Through Documents each holder hereof agrees by its acceptance of this Equipment Note.
     As provided in the Indenture and subject to certain limitations therein set forth, this Equipment Note is exchangeable for an equal aggregate principal amount of Equipment Notes of the same Series of different authorized denominations, as requested by the holder surrendering the same. Prior to the due presentment for registration of transfer of this Equipment Note, Company and Loan Trustee shall deem and treat the Person in whose name this Equipment Note is registered on the Equipment Note Register as the absolute owner and holder hereof for the purpose of receiving all amounts payable with respect to this Equipment Note and for all purposes, and neither Company nor Loan Trustee shall be affected by notice to the contrary.
     This Equipment Note is subject to redemption as provided in Sections 2.10, 2.11 and 2.12 of the Indenture but not otherwise. In addition, this Equipment Note may be accelerated as provided in Section 4.02 of the Indenture.

     This Equipment Note is subject to certain restrictions set forth in Sections 4.01(a)(ii) and 4.01(a)(iii) of the Intercreditor Agreement, as further specified in Section 2.07 of the Indenture, to all of which terms and conditions in the Intercreditor Agreement each holder hereof agrees by its acceptance of this Equipment Note.
     The holder hereof, by its acceptance of this Equipment Note, agrees that no payment or distribution shall be made on or in respect of the Secured Obligations (as defined in the Indenture) or the Secured Obligations (as defined in any Related Indenture) owed to such holder, including, without limitation, any payment or distribution of cash, property or securities after the occurrence of any of the events referred to in Section 4.01(f) of the Indenture or after the commencement of any proceedings of the type referred to in Sections 4.01 (g), (h) or (i) of the Indenture, except, in each case, as expressly provided in Article III of the Indenture or Article III of the applicable Related Indenture, as appropriate.
     The indebtedness evidenced by this Equipment Note is (i) to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of the Secured Obligations in respect of Series A Equipment Notes, and certain other Secured Obligations, and (ii) to the extent and in the manner provided in each Related Indenture, subordinate and subject in right of payment to the prior payment in full under such Related Indenture of the “Secured Obligations” in respect of the “Equipment Notes” issued under such Related Indenture, and this Equipment Note is issued subject to such provisions. The Noteholder of this Equipment Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs Loan Trustee or the Related Loan Trustee under the applicable Related Indenture, as appropriate, on such Noteholder’s behalf to take any action necessary or appropriate to effectuate the subordination as provided in the Indenture or the applicable Related Indenture and (c) appoints Loan Trustee or the Related Loan Trustee under the applicable Related Indenture, as appropriate, as such Noteholder’s attorney-in-fact for such purpose.
     Without limiting the foregoing, the holder hereof, by its acceptance of this Equipment Note, agrees that if such holder, in its capacity as a Noteholder, receives any payment or distribution on any Secured Obligation in respect of this Equipment Note that it is not entitled to receive under Section 2.13 or Article III of the Indenture, it shall hold any amount so received in trust for Loan Trustee and forthwith turn over such amount to Loan Trustee in the form received to be applied as provided in Article III of the Indenture.

     Unless the certificate of authentication hereon has been executed by or on behalf of Loan Trustee by manual signature, this Equipment Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     THIS EQUIPMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

     IN WITNESS WHEREOF, Company has caused this Equipment Note to be executed in its corporate name by its officer thereunto duly authorized on the date hereof.

DELTA AIR LINES, INC.
By:	/s/ Paul A. Jacobson
	Name:	Paul A. Jacobson
	Title:	Senior Vice President and Treasurer

LOAN TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Equipment Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Loan Trustee
By:	/s/ John G. Correia
	Name:	John G. Correia
	Title:	Vice President